Exhibit 99.1

Contact:

ARYx Therapeutics, Inc.

David Nagler, 510-585-2200 ext. 211

Vice President Corporate Affairs

FOR IMMEDIATE RELEASE

ARYX REPORTS FOURTH QUARTER AND FULL YEAR 2009

RESULTS OF OPERATIONS

FREMONT, CA., March 29, 2010 — ARYx Therapeutics, Inc. (NASDAQ: ARYX) today reported results of operations and provided an update on its products for the fourth quarter and year ended December 31, 2009.

“2009 was a year of mixed results for ARYx. We continued to progress with the development of our three lead product candidates towards achievement of the target profiles we had set for them. However, the consequence of not completing a licensing agreement for budiodarone, our novel antiarrhythmic agent, to a large pharmaceutical company left ARYx in a difficult situation. We committed in February 2010 to optimize the value in the near-term that we believe exists for each of our product candidates by retaining Cowen and Company, an investment bank, to explore strategic alternatives. At the same time, we substantially reorganized the company to support this process and to reduce our spend,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx.

Company Highlights

•                  In February 2010, ARYx retained Cowen and Company, an investment bank, to explore and recommend strategic alternatives for the company going forward. Concurrently, ARYx restructured its operations in order to conserve resources and support the process of reviewing strategic alternatives. This followed a workforce reduction ARYx implemented in October 2009. Through these two restructuring steps, headcount was reduced from 73 to 17 employees. ARYx took these steps since it did not complete a licensing agreement on budiodarone within the timeframe it had projected and currently does not have sufficient cash resources to independently further develop budiodarone or its other two proof-of-concept stage product candidates. ARYx expects Cowen and Company to present alternatives for maximizing the value of ARYx’s assets in the near-term. Those alternatives could include partnerships on one or more of the three lead product candidates, the sale of ARYx’s assets, in whole or in part, or some similar arrangement through which the value of ARYx’s assets to stockholders could be optimized.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

•                  During 2009, ARYx continued to substantially progress its lead product candidates by generating clinical and preclinical safety and efficacy data supporting the target profile established for each of them. ARYx ended 2009 with three product candidates at proof-of-concept stage, one in Phase 3 and the other two in Phase 2b, with an additional product candidate in Phase 1. ARYx believes, based at least in part on its primary market research, that each of its lead product candidates has significant commercial potential, based on its target product profile. Each of these product candidates was discovered through ARYx’s Retrometabolic Drug Design technology with the primary goal of retaining efficacy while improving the safety of leading chronic, oral therapies that have either been withdrawn from the market or significantly limited in their use due to safety concerns. ARYx believes that optimal value could be realized for its stockholders from its lead product candidates through the strategic process involving Cowen and Company.

•                  ARYx announced in October 2009 that it arranged for a committed equity financing facility under which the company could sell shares of its common stock to Commerce Court Small Cap Value Fund, Ltd. over a 24-month period. Subsequently, ARYx filed a Registration Statement on Form S-1 with the Securities and Exchange Commission covering the resale of the up to 5,494,290 shares of common stock issuable pursuant to the terms of the equity line financing facility. Beginning in December 2009 and ending March 26, 2010, ARYx has completed raising funds under the equity line financing facility through four “draw down periods” during which the company has issued substantially all of the shares that could be sold under the facility and raised a total of approximately $7.2 million in net proceeds ($6.4 million in 2010), after issuance costs. ARYx currently anticipates this additional cash, along with the approximately $7.8 million in cash and cash equivalents ARYx had as of December 31, 2009, will allow the company to operate at its current burn rate, including servicing its scheduled debt payments, into September 2010, by which time the company expects to have indications about the results of the current strategic process with Cowen and Company. ARYx further believes that it may have other options for continued funding beyond September 2010 if necessary to complete the strategic process.

As a result of the strategic process now underway, ARYx will not be conducting a conference call in conjunction with this press release and the filing with the Securities and Exchange Commission of ARYx’s annual Form 10-K. This filing will occur today after the close of trading of the company’s common stock on the NASDAQ exchange.

Results of Operations

As of December 31, 2009, ARYx had cash, cash equivalents and marketable securities totaling approximately $7.8 million. This amount includes net proceeds of approximately $0.8 million raised in December 2009 through utilization of the committed equity line financing facility that was announced in October 2009.

For the fourth quarter of 2009, ARYx reported a net loss of $5.8 million or $0.21 per share as compared to a net loss of $13.1 million or $0.57 cents per share in the same quarter of 2008. For the full year 2009, ARYx reported a net loss of $33.2 million or $1.21 per share as compared to a net loss of $31.2 million or $1.65 per share in 2008.

For the fourth quarter of 2009 and 2008, ARYx had no revenue. For the full year 2009, ARYx had no revenue compared to $19.7 million for the full year 2008. All revenue generated in 2008 was related to the company’s previous relationship with Proctor & Gamble Pharmaceuticals, Inc. (P&G). The majority of the revenue in 2008 was attributable to an acceleration of the recognition of the original $25.0 million nonrefundable upfront license fee received from P&G as a result of P&G’s termination of their collaboration agreement with ARYx covering the company’s prokinetic agent, ATI-7505.

Research and development expenses for the fourth quarter and full year 2009 were $3.0 million and $21.0 million, respectively, as compared to $10.6 million and $39.8 million during the same periods of 2008. The decrease in expense for 2009 is primarily due to the substantial completion of two significant clinical studies by the third quarter of 2009 related to the company’s budiodarone and tecarfarin product candidates.

General and administrative (G&A) expenses during the fourth quarter and full year 2009 were $2.3 million and $10.2 million respectively. For the same periods of 2008, G&A expenses totaled approximately $1.9 million and $10.1 million, respectively. The increase in expenses during the fourth quarter of 2009 as compared to the same period in 2008 was primarily due to costs related to our restructuring of operations announced in October 2009 totaling approximately $375,000. G&A expenses for the full-year 2009 as compared to 2008 were approximately the same year over year.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (ATI-5923); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (ATI-2042); and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit ARYx’s Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the potential safety and efficacy and commercial potential of ARYx’s product candidates, the ability of preliminary clinical data and trends to be predictive of future data or results, ARYx’s ability to raise further funding on favorable terms or at all, and the occurrence and likelihood of a partnering and/or strategic transaction with respect to ARYx’s lead product candidates and assets on optimal terms or at all. Words such as “expects,” “could,” “believes,” “anticipates,” “may,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that ARYx will need substantial additional funding and may be unable to raise capital when needed which would force ARYx to limit or cease its operations and related product development programs, the risk that ARYx has incurred significant operating losses since inception and expects to continue to incur substantial and increasing losses for the foreseeable future and may never achieve or sustain profitability, the risk that ARYx’s loan agreements impose restrictions on the company that may adversely affect ARYx’s ability to operate its business, the risk that ARYx’s success depends substantially on its most advanced product candidates, the risk that any collaborative arrangements will likely place the development of ARYx’s product candidates outside of its control, the risk that ARYx depends on collaborative arrangements to complete the development and commercialization of each of its product candidates and ARYx may have to alter its development and commercialization plans if collaborative relationships are not established for tecarfarin, budiodarone and ATI-7505, the risk that ARYx’s product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that any failure or delay in commencing or completing clinical trials for its product candidates could severely harm ARYx’s business, and the risk that third party manufacturers could delay or prevent the clinical development of ARYx’s product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2009	2008
	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$7,409	$35,999
Marketable securities	353	8,588
Other current assets	1,045	1,263
Total current assets	8,807	45,850
Property and equipment, net	2,258	3,198
Other assets	1,341	2,100
Total assets	$12,406	$51,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	$2,574	$7,615
Current portion of long-term borrowings	6,107	3,404
Current portion of deferred revenue	—	—
Total current liabilities	8,681	11,019
Long-term borrowings	5,588	11,278
Deferred revenue	—	—
Other non-current liabilities	1,053	1,436
Stockholders’ equity:
Common stock	28	27
Additional paid-in capital	184,165	181,285
Accumulated deficit	(187,109)	(153,897)
Total stockholders’ equity	(2,916)	27,415
Total liabilities and stockholders’ equity	$12,406	$51,148

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amount)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)

Revenue:
Collaboration services	$—	$—	$—	$232
Technology license fees	—	—	—	19,492
Total revenue	—	—	—	19,724

Costs and expenses:
Cost of collaboration service revenue	—	—	—	232
Research and development	2,986	10,631	21,040	39,838
Selling, general and administrative	2,335	1,905	10,198	10,071
Total costs and expenses	5,321	12,536	31,238	50,141
Loss from operations	(5,321)	(12,536)	(31,238)	(30,417)

Interest and other income, net	12	(22)	78	1,127
Interest expense	(478)	(492)	(2,007)	(1,928)
Net loss	$(5,787)	$(13,050)	$(33,167)	$(31,218)

Basic and diluted net loss per share	$(0.21)	$(0.57)	$(1.21)	$(1.65)

Weighted average shares used to compute basic and diluted net loss per share	27,592	22,917	27,438	18,964